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                          YOUTHSTREAM ACQUISITION CORP.

                                   $40,000,000

                         8.0% SUBORDINATED SECURED NOTES

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                             NOTE PURCHASE AGREEMENT

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                          DATED AS OF FEBRUARY 25, 2005

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                                TABLE OF CONTENTS

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   Section 5.7    Litigation; Observance of Agreements; Statutes and

                                       i

   Section 9.3    Maintenance of Properties..............................    11
   Section 9.4    Payment of Taxes.......................................    11
   Section 9.5    Corporate Existence, Etc...............................    11
   Section 9.6    Covenants Regarding Earnings Before Interest, Taxes,

SECTION 16. Survival of representations and warranties; entire

                                       ii

                                       iii

SCHEDULE A    -- INFORMATION RELATING TO PURCHASERS

SCHEDULE B    -- DEFINED TERMS

SCHEDULE C    -- FORM OF INFORMATION REPORT

SCHEDULE 10.2 -- SCHEDULE OF LIENS

EXHIBIT 1-A   -- FORM OF 8.0% SUBORDINATED SECURED NOTE (KES HOLDINGS, LLC)

EXHIBIT 1-B   -- FORM OF 8.0% SUBORDINATED SECURED NOTE (ATACAMA CAPITAL
                 HOLDINGS, LTD.)

EXHIBIT 2-1   -- YOUTHSTREAM MEDIA NETWORKS, INC. PLEDGE AGREEMENT (KES
                 HOLDINGS, LLC)

EXHIBIT 2-2   -- YOUTHSTREAM MEDIA NETWORKS, INC. PLEDGE AGREEMENT (ATACAMA
                 CAPITAL HOLDINGS, LTD.)

EXHIBIT 2-A   -- FORM OF SECURITY AGREEMENT

EXHIBITS 2-B
AND 2-C       -- FORMS OF PLEDGE AGREEMENT

EXHIBIT 2-D   -- FORM OF FEE MORTGAGE, ASSIGNMENT OF RENTS AND LEASES, SECURITY
                 AGREEMENT AND FIXTURE FILING

EXHIBIT 2-E   -- FORM OF ASSIGNMENT OF RENTS AND LEASES

                                       iv

                          YOUTHSTREAM ACQUISITION CORP.

                         8.0% SUBORDINATED SECURED NOTES

                                                                     Dated as of
                                                               February 25, 2005

TO EACH OF THE PURCHASERS LISTED IN
     THE ATTACHED SCHEDULE A:

Ladies and Gentlemen:

     YOUTHSTREAM ACQUISITION CORP., a Delaware corporation, agrees with the
Purchasers listed in the attached Schedule A as follows:

SECTION 1. AUTHORIZATION OF NOTES.

     The Company will authorize the issue and sale of Forty Million Dollars
($40,000,000) aggregate principal amount of its eight percent (8.0%)
Subordinated Secured Notes due February 28, 2015 (the "NOTES," such term to include any such notes issued in substitution therefor pursuant to Section 13 of this Agreement (as hereinafter defined)). The Notes shall be substantially in the form set out in Exhibits 1-A and 1-B, with such changes therefrom, if any, as may be approved by each Purchaser and the Company. The obligations of the
Company under this Agreement shall be guaranteed by YouthStream Media Networks,
Inc., on a limited recourse basis pursuant to a guarantee to be contained in the
YSTM Pledge Agreements defined below (the "GUARANTY"). The Guaranty shall be secured by a pledge of all of the capital stock or other equity interests of the
Company owned by YouthStream Media Networks, Inc. pursuant to a YouthStream
Media Networks Pledge Agreement in the forms of Exhibit 2-1 and Exhibit 2-2 (the
"YSTM PLEDGE AGREEMENTS"). In addition, the Notes shall be secured, upon the earlier of (x) the consent of General Electric Capital Corporation (together with its successors or assigns, "GECC") or (y) the repayment in full of the
Company's obligations to GECC (as contemplated by Section 9.9), by the following: (i) a Lien on all of the property of the Company pursuant to a
Security Agreement in the form set out in Exhibit 2-A (the "SECURITY
AGREEMENT"), (ii) pledges of the Membership Interest and AKHC Stock pursuant to the Pledge Agreements in the forms set out in Exhibits 2-B and 2-C (the "PLEDGE
AGREEMENTS"), (iii) a Fee Mortgage, Assignment of Rents and Leases, Security
Agreement and Fixture Filing in the form set out in Exhibit 2-D (the "MORTGAGE")
and (iv) an Assignment of Rents and Leases in the form set out in Exhibit 2-E
(the "ASSIGNMENT") (collectively, this Agreement, the Notes and the YSTM Pledge
Agreements are referred to as the "PRIMARY LOAN DOCUMENTS"; the Security
Agreement, the Mortgage and the Assignment are referred to as the "SECONDARY
LOAN DOCUMENTS"; and the Primary Loan Documents and the Secondary Loan Documents
are referred to as the "LOAN DOCUMENTS"). The assets and properties subject to the YSTM Pledge Agreements are referred to as the "PRIMARY COLLATERAL"; the assets and properties subject to the Security Agreement, the Mortgage and the
Assignment are referred to as the "SECONDARY COLLATERAL"; and Primary Collateral
and the Secondary Collateral are referred to together as the "COLLATERAL." The
Lien and pledges with respect to the Primary Collateral shall be senior to all other creditors of YouthStream Media Networks, Inc. with respect to the Primary
Collateral. The Lien and pledges with respect to the

Secondary Collateral shall be subordinated to any Lien securing any Priority
Debt. Certain capitalized terms used in this Agreement are defined in Schedule
B; references to a "SCHEDULE" or an "EXHIBIT" are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

SECTION 2. SALE AND PURCHASE OF NOTES.

     Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the
Company, at the Closing provided for in Section 3, Notes in the principal amount specified opposite such Purchaser's name in Schedule A. The Notes to be issued and sold hereunder constitute a portion of the purchase price to be paid for the membership interest ("MEMBERSHIP INTEREST") of KES Acquisition Company LLC ("KES
ACQUISITION") owned by KES Holdings, LLC, a Delaware limited liability company
("KESH"), and the shares of stock of Atacama KES Holding Corporation, a Delaware corporation (the "AKHC STOCK"), owned by Atacama Capital Holdings, Ltd., a
British Virgin Islands company ("ACH"), which are being purchased by the Company pursuant to that certain Securities Purchase Agreement by and among the Company and the Purchasers dated as of even date herewith (the "SECURITIES PURCHASE
AGREEMENT"). The obligations of each Purchaser hereunder are several and not joint obligations and each Purchaser shall have no obligation and no liability to any Person for the performance or nonperformance by any other Purchaser hereunder.

SECTION 3. CLOSING.

     The sale and purchase of the Notes to be purchased by each Purchaser shall occur at the same time and place as the transactions contemplated in the
Securities Purchase Agreement are consummated (the "CLOSING"). At the Closing, the Company will deliver to each Purchaser the Notes to be purchased by such
Purchaser in the form of a single Note (or such greater number of Notes in denominations of at least One Hundred Thousand Dollars ($100,000) as such
Purchaser may request), and such Purchaser's respective executed YSTM Pledge
Agreement, all dated the date of the Closing and registered in such Purchaser's name (or in the name of such Purchaser's nominee). If, at the Closing, the
Company shall fail to tender such Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to any Purchaser's satisfaction, such Purchaser shall, at such
Purchaser's election, be relieved of all further obligations under this
Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment.

SECTION 4. CONDITIONS TO CLOSING.

     The obligation of each Purchaser to purchase and pay for the Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such
Purchaser's satisfaction, prior to or at the Closing, of the following conditions:

     Section 4.1 Representations and Warranties. The representations and warranties of the Company in this Agreement shall be correct when made and at the time of the Closing.

                                        2

     Section 4.2 Performance; No Default. The Company shall have performed and complied with all agreements and conditions contained in the Primary Loan
Documents required to be performed or complied with by it prior to or at the
Closing, and after giving effect to the issue and sale of the Notes, no Default or Event of Default shall have occurred and be continuing.

     Section 4.3 Compliance Certificates.

          (a) Officer's Certificate. The Company shall have delivered to such
     Purchaser an Officer's Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1; 4.2 and 4.7 have been fulfilled.

          (b) Secretary's Certificate. The Company shall have delivered to such
     Purchaser a certificate certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes and this Agreement.

     Section 4.4 Purchase Permitted by Applicable Law, Etc. On the date of the
Closing each purchase of Notes shall be permitted by the laws and regulations of each jurisdiction to which each Purchaser is subject. If requested by any
Purchaser, such Purchaser shall have received an Officer's Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

     Section 4.5 Related Transactions. The Company shall have consummated the sale of the entire principal amount of the Notes scheduled to be sold on the date of Closing pursuant to this Agreement.

     Section 4.6 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by the Primary Loan Documents and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and such Purchaser's special counsel, and such
Purchaser and such Purchaser's special counsel shall have received all such counterpart originals or certified or other copies of such documents as such
Purchaser or such Purchaser's special counsel may reasonably request.

     Section 4.7 Securities Purchase Agreement. The transactions contemplated in the Securities Purchase Agreement shall be fully consummated.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

     The Company represents and warrants to each Purchaser that:

     Section 5.1 Organization; Power and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to own or hold under lease the properties it currently purports to

                                        3

own or hold under lease, to transact the business it transacts and currently proposes to transact, to execute and deliver this Agreement, the other Primary
Loan Documents, and if delivered in accordance with the terms of this Agreement, the Secondary Loan Documents, and to perform the provisions hereof and thereof.

     Section 5.2 Authorization, Etc. This Agreement, the other Primary Loan
Documents, and if delivered in accordance with the terms of this Agreement, the
Secondary Loan Documents, have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each other Loan Document will constitute, a legal, valid and binding obligation of the Company enforceable against the
Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and
(ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     Section 5.3 Disclosure. None of the Loan Documents, the documents, certificates or other writings delivered to each Purchaser by or on behalf of the Company in connection with the transactions contemplated thereby, taken as a whole, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. There is no fact known to the
Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the other documents, certificates and other writings delivered to each Purchaser by or on behalf of the Company specifically for use in connection with the transactions contemplated hereby.

     Section 5.4 Subsidiaries. Prior to the consummation of the transactions contemplated in the Securities Purchase Agreement, the Company had no
Subsidiaries.

     Section 5.5 Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by the Company of the Loan Documents will not (a)
contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which the
Company is bound or by which the Company or any of its properties may be bound or affected, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or (c) violate any provision of any statute or other rule or regulation of any Governmental
Authority applicable to the Company, except for such contraventions, breaches, defaults, liens, conflicts or violations as would not, individually or in the aggregate, be reasonably likely to constitute a Material Adverse Affect.

     Section 5.6 Governmental Authorizations, Etc. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental
Authority is required in connection with the execution, delivery or performance by the Company of the Loan Documents other than the filing of Form D with the
Securities and Exchange Commission and comparable state securities law filings which may be required.

                                        4

     Section 5.7 Litigation; Observance of Agreements; Statutes and Orders.

          (a) There are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any property of the Company in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse
     Effect.

          (b) The Company is not in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental
     Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws) of any
     Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

     Section 5.8 Taxes. The Company is newly formed and has not filed tax returns. The Company knows of no basis for any tax or assessment that could reasonably be expected to have a Material Adverse Effect.

     Section 5.9 Title to Property. Upon the closing of the transactions contemplated by the Securities Purchase Agreement, the Company will have good and sufficient title to its properties that individually or in the aggregate are
Material, free and clear of Liens prohibited by this Agreement.

     Section 5.10 Licenses, Permits, Etc. Upon the closing of the transactions contemplated by the Securities Purchase Agreement, the Company will own or possess all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others.

     Section 5.11 Existing Debt; Future Liens.

          (a) Prior to the consummation of the transactions contemplated in the
     Securities Purchase Agreement, the Company had no Debt.

          (b) The Company has not agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 10.2.

SECTION 6. REPRESENTATIONS OF THE PURCHASER.

     Section 6.1 Purchase for Investment. Each Purchaser represents that it is purchasing the Notes for its own account or for one or more separate accounts maintained by it and not with a view to the distribution thereof, provided that the disposition of such Purchaser's property shall at all times be within such
Purchaser's control. Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under

                                        5

circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.

     Section 6.2 Organization; Power and Authority. Each Purchaser represents that it is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation, is duly qualified as a foreign corporation or limited liability company and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Purchaser has the corporate power and authority to own or hold under lease all property that it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Assignment and to perform the provisions hereof and thereof.

     Section 6.3 Authorization, Etc. Each of the Loan Documents to which such
Purchaser is (or becomes) a party has been duly authorized by all necessary corporate action on the part of such Purchaser, and constitutes, upon execution and delivery thereof, a legal, valid and binding obligation of each such
Purchaser enforceable against such Purchaser in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditor's rights generally and (ii) general principles of equity
(regardless of whether such enforceability is considered in a proceeding in equity or at law).

SECTION 7. INFORMATIONAL COVENANTS AND REPORTS.

     Section 7.1 Financial and Business Information. The Company's quarterly and annual financial statements will be included in the consolidated financial statements of YouthStream Media Networks, Inc., which will be filed as required with the Securities and Exchange Commission. The Company shall deliver to each
Holder of Notes:

          (a) Notice of Default or Event of Default -- promptly, and in any event within five (5) Business Days after a Responsible Officer becoming aware of the existence of any Default or Event of Default, a written notice specifying the nature and period of existence thereof and what action the
     Company is taking or proposes to take with respect thereto;

          (b) Notices from Governmental Authority -- promptly, and in any event within thirty (30) days of receipt thereof, copies of any notice to the
     Company from any Federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect; and

          (c) Financial Reports -

               (i) Within fifteen (15) calendar days following the end of each fiscal month, an aged trial balance by account debtor and an inventory perpetual or physical (as requested by the Holders) in a form reasonably approved by the Holders and as soon as available but in no event later than thirty (30) calendar

                                        6

          days following the end of each fiscal month, a reconciliation of the aged trial balance and the inventory perpetual or physical (as requested by the Holders) to the Company's general ledger and from the general ledger to the financial statements for such fiscal month accompanied by supporting detail and documentation as the Holders may request;

               (ii) Within fifteen (15) calendar days following the end of each fiscal month, an accounts payable analysis in a form reasonably approved by the Holders (together with an accounts payable aging) and an accounts receivable roll forward analysis in a form reasonably approved by the Holders, each certified as true and correct by the
          Chief Financial Officer of the Company or such other officer as is acceptable to the Holders;

               (iii) Within thirty (30) calendar days following the end of each fiscal month, the financial statements for such fiscal month, which shall provide comparisons to budget and actual results for the corresponding period during the prior fiscal year, both on a monthly and year-to-date basis, and accompanied by a certification from the
          Chief Executive Officer or Chief Financial Officer of the Company (or
          such other officer as is acceptable to the Holders) that such financial statements are complete and correct, that there was no Event of Default (or specifying the Event(s) of Defaults that have occurred during such period), and showing in reasonable detail the calculations used in determining compliance with the financial covenants hereunder;

               (iv) Within ninety (90) calendar days following the end of each fiscal year, the financial statements for such fiscal year certified without qualification by an independent certified accounting firm acceptable to the Holders, which shall provide comparisons to the prior fiscal year, and shall be accompanied by (i) a statement in reasonable detail showing the calculations used in determining compliance with the financial covenants hereunder, (ii) a report from the Company's accountants to the effect that in connection with their audit examination nothing has come to their attention to cause them to believe that an Event of Default has occurred or is continuing (or specifying such Events of Default) and (iii) any management letter that may be issued;

               (v) Within five (5) calendar days prior to the end of each fiscal quarter, commencing with the fiscal quarter ending March 31, 2005, an operating budget (the "OPERATING BUDGET") for the next fiscal quarter, which will be prepared by the Company in good faith, with care and diligence, and using assumptions that are reasonable under the circumstances at the time such budget is delivered to the Holders and disclosed therein when delivered, and which shall be acceptable to
          Required Holders; provided, however, that the approval of the Required
          Holders shall not be withheld unreasonably and; provided, further, that in the event that the Company is in material compliance with all terms of this Agreement as of the end of the fiscal quarter immediately preceding the fiscal quarter for which each such Operating
          Budget is delivered and is expected, based upon such Operating Budget, to be in compliance with all applicable financial

                                        7

          covenants under this Agreement with respect to such fiscal quarter, any refusal by the Required Holders to approve such Operating Budget shall not be deemed to be reasonable.

               (vi) On the first (1st) and fifteenth (15th) day of each month, a report in substantially the form set forth in Schedule C, attached hereto, containing the information with respect to the Company for the two-week period then ended.

          (d) Requested Information -- with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company, including, without limitation, income statements, balance sheets, statements of cash flows, tax returns and other similar financial information regarding the
     Company, tax returns (together with supporting documentation) as the
     Holders may request from time to time, or relating to the ability of the
     Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such Holder of Notes. In addition, the Company shall promptly advise the Holders in reasonable detail of (i) any Lien, other than a Permitted Lien, attaching to or asserted against any of the Collateral or any occurrence causing a material loss or decline in value of any Collateral and the estimated (or actual, if available) amount of any such loss or decline, (ii) any material change in the composition of the Collateral and (iii) the occurrence of any Event of
     Default or any other event that has had or could reasonably be expected to have a Material Adverse Effect.

     Section 7.2 Inspection. The Company shall permit the representatives of each Holder of Notes at the expense of such Holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company with the Company's officers, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company, and generally to inspect the Collateral, all at such reasonable times and as often as may be reasonably requested in writing.

SECTION 8. PREPAYMENT OF THE NOTES.

     Section 8.1 Required Prepayments. Certain prepayments of principal are required under the Notes. The entire outstanding principal amount of the Notes shall become due and payable on February 28, 2015.

     Section 8.2 Optional Prepayments. Except as set forth in the Notes and in
Section 8.5 of this Agreement, the Company may not prepay the Notes.

     Section 8.3 Allocation of Partial Prepayments. Except if any Holder of a
Note declines to accept an offer of prepayment pursuant to Section 8.5, in the case of each partial prepayment of the Notes, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

                                        8

     Section 8.4 Maturity; Surrender, Etc. In the case of each prepayment of
Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

     Section 8.5 Change in Control.

          (a) Notice of Change in Control or Control Event. The Company will, within five (5) Business Days after any Responsible Officer has knowledge of the occurrence of any Change in Control or Control Event, give written notice of such Change in Control or Control Event to each Holder of Notes unless notice in respect of such Change in Control (or the Change in
     Control contemplated by such Control Event) shall have been given pursuant to subparagraph (b) of this Section 8.5. If a Change in Control has occurred, such notice shall contain and constitute an offer to prepay Notes as described in subparagraph (c) of this Section 8.5 and shall be accompanied by the certificate described in subparagraph (g) of this
     Section 8.5.

          (b) Condition to Company Action. The Company will not take any action that consummates or finalizes a Change in Control unless (i) at least fifteen (15) days prior to such action it shall have given to each Holder of Notes written notice containing and constituting an offer to prepay
     Notes as described in subparagraph (c) of this Section 8.5, accompanied by the certificate described in subparagraph (g) of this Section 8.5, and (ii)
     contemporaneously with such action, it prepays all Notes required to be prepaid in accordance with this Section 8.5.

          (c) Offer to Prepay Notes. The offer to prepay Notes contemplated by subparagraphs (a) and (b) of this Section 8.5 shall be an offer to prepay, in accordance with and subject to this Section 8.5, all, but not less than all, the Notes held by each Holder (in this case only, "Holder" in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer
     (the "PROPOSED PREPAYMENT DATE"). If such Proposed Prepayment Date is in connection with an offer contemplated by subparagraph (a) of this Section
     8.5, such date shall be not less than ten (10) Business Days and not more than twenty (20) Business Days after the date of such offer (if the
     Proposed Prepayment Date shall not be specified in such offer, the Proposed
     Prepayment Date shall be the fifteenth (15th) Business Day after the date of such offer).

          (d) Acceptance. A Holder of Notes may accept the offer to prepay made pursuant to this Section 8.5 by causing a notice of such acceptance to be delivered to the Company at least three (3) Business Days prior to the
     Proposed Prepayment Date. A failure by a Holder of Notes to respond to an offer to prepay made pursuant to this Section 8.5 shall be deemed to constitute an acceptance of such offer by such Holder.

                                        9

          (e) Prepayment. Prepayment of the Notes to be prepaid pursuant to this
     Section 8.5 shall be at one hundred percent (100%) of the principal amount of such Notes, together with interest on such Notes accrued to the date of prepayment. The prepayment shall be made on the Proposed Prepayment Date except as provided in subparagraph (f) of this Section 8.5.

          (f) Deferral Pending Change in Control. The obligation of the Company to prepay Notes pursuant to the offers required by subparagraph (b) and accepted in accordance with subparagraph (d) of this Section 8.5 is subject to the occurrence of the Change in Control in respect of which such offers and acceptances shall have been made. In the event that such Change in
     Control does not occur on the Proposed Prepayment Date in respect thereof, the prepayment shall be deferred until and shall be made on the date on which such Change in Control occurs. The Company shall keep each Holder of
     Notes reasonably and timely informed of (i) any such deferral of the date of prepayment, (ii) the date on which such Change in Control and the prepayment are expected to occur, and (iii) any determination by the
     Company that efforts to effect such Change in Control have ceased or been abandoned (in which case the offers and acceptances made pursuant to this
     Section 8.5 in respect of such Change in Control shall be deemed rescinded).

          (g) Officer's Certificate. Each offer to prepay the Notes pursuant to this Section 8.5 shall be accompanied by a certificate, executed by a
     Senior Financial Officer of the Company and dated the date of such offer, specifying: (i) the Proposed Prepayment Date; (ii) that such offer is made pursuant to this Section 8.5; (iii) the principal amount of each Note offered to be prepaid; (iv) the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Prepayment Date; (v) that the conditions of this Section 8.5 have been fulfilled; and (vi) in reasonable detail, the nature and date or proposed date of the Change in
     Control.

          (h) Effect on Required Payments. The amount of each payment of the principal of the Notes made pursuant to this Section 8.5 shall be applied against and reduce each of the then remaining principal payments due by a percentage equal to the aggregate principal amount of the Notes so paid divided by the aggregate principal amount of the Notes outstanding immediately prior to such payment.

SECTION 9. ADDITIONAL AFFIRMATIVE COVENANTS.

     The Company covenants that so long as any of the Notes are outstanding:

     Section 9.1 Compliance with Law. The Company will comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

                                       10

     Section 9.2 Insurance. The Company will maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as, to the Company's knowledge, is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

     Section 9.3 Maintenance of Properties. The Company will maintain and keep its properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted, provided that this Section 9.3 shall not prevent the Company from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     Section 9.4 Payment of Taxes. YouthStream Media Networks, Inc., shall or shall cause the Company to file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company, provided that any such tax or assessment or claims need not be paid if (i) the amount, applicability or validity thereof is contested by the Company on a timely basis in good faith and in appropriate proceedings, and the Company has established adequate reserves therefor in accordance with GAAP on the books of the Company or (ii) the nonpayment of all such taxes and assessments in the aggregate could not reasonably be expected to have a Material Adverse Effect.

     Section 9.5 Corporate Existence, Etc. The Company will at all times preserve and keep in full force and effect its corporate existence and all rights and franchises of the Company unless, in the good faith judgment of the
Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.

     Section 9.6 Covenants Regarding Earnings Before Interest, Taxes,
Depreciation and Amortization. For the nine months ending September 30, 2005, the Company must have, on a consolidated basis, in excess of Four Million
Dollars ($4,000,000) of earnings before interest, taxes, depreciation and amortization, calculated in accordance with GAAP ("EBITDA"). For each of the fiscal years ending on and after September 30, 2006, the Company must have, on a consolidated basis, in excess of Seven Million Two Hundred Thousand Dollars
($7,200,000) of EBITDA. At March 31 of each fiscal year following the year ended
September 30, 2005 in which the obligations under the Notes remain outstanding, the Company must have, on a consolidated basis, in excess of Three Million
Dollars ($3,000,000) of EBITDA for the six (6) months then ended.

     Section 9.7 Cash. On a consolidated basis, the Company must maintain, at all times, a minimum amount of Cash (the "CASH REQUIREMENT") as follows:

                                       11

          (a) From the Closing through March 31, 2005, of Five Hundred Thousand
     Dollars ($500,000);

          (b) From April 1, 2005 through September 30, 2005, of One Million
     Dollars ($1,000,000);

          (c) From October 1, 2005 through December 31, 2005, of One Million
     Five Hundred Thousand Dollars ($1,500,000); and

          (d) From January 1, 2006 and thereafter, of One Million Five Hundred
     Thousand Dollars ($1,500,000) at all times;

provided, however, that the Cash Requirement may be satisfied with a combination of cash and borrowing availability under a credit facility (the "REVOLVER"). For the avoidance of doubt, if, at any test date, the Company has cash of $1,000,000 and borrowing availability of $500,000 under a Revolver it shall be deemed to have met the Cash Requirement.

     Section 9.8 Additional Affirmative Covenants. For so long as the obligations under the Notes remain outstanding, YouthStream Media Networks, Inc.
shall take, and shall cause its subsidiaries to take, the following actions:

          (a) Provide financial reports to the Holders with respect to the consolidated financial condition of the Company and YouthStream Media
     Networks, Inc.; and

          (b) Comply with all laws applicable to YouthStream Media Networks,
     Inc., the Company and their subsidiaries, except as to where such noncompliance would not have a Material Adverse Effect.

     Section 9.9 Additional Collateral. For so long as the obligations under the
Notes remain outstanding, the Company shall, from time to time, but not less than once every calendar quarter, request that GECC permit the Company to execute and deliver the Secondary Loan Documents, in the form attached hereto as
Exhibits 2-A through 2-E (or in such other form as is acceptable to GECC and the
Required Holders) to the Holders and to perform the Company's obligations thereunder (including, without limitation, the granting of security interests in the assets of the Company thereunder). Upon the earlier of (x) such time as GECC permits the Company to execute and deliver such Secondary Loan Documents, or (y)
the repayment in full of the obligations of the Company to GECC, the Company shall execute and deliver each of the Secondary Loan Documents to which such
Person is a party to the Holders. Notwithstanding any other provision herein to the contrary, the Holders agree that GECC's consent to the executing and delivery of the Secondary Loan Documents shall be determined in its sole and absolute discretion and in no event shall any lien with respect to the Secondary
Loan Documents arise in connection with any refinancing of the obligations of the Company to GECC with a new lender without the consent of such new lender.

SECTION 10. NEGATIVE COVENANTS.

     The Company covenants that so long as any of the Notes are outstanding:

                                       12

     Section 10.1 Priority Debt. The Company will not at any time permit
Priority Debt to exceed Forty Million Dollars ($40,000,000); provided, however, that Priority Debt may exceed such amount with the consent of the Required
Holders.

     Section 10.2 Liens. The Company will not directly or indirectly create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any property or asset (including, without limitation, any document or instrument in respect of goods or accounts receivable) of the Company or any of the Company's subsidiaries, whether now owned or held or hereafter acquired, or any income or profits therefrom or assign or otherwise convey any right to receive income or profits without the consent of the Required Holders, which will not be unreasonably withheld, except:

          (a) Liens for property taxes and assessments or governmental charges or levies and Liens securing claims or demands of mechanics and materialmen incurred in the ordinary course of business;

          (b) Liens of or resulting from any judgment or award, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which the Company shall at any time in good faith be prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured, provided that the Company maintains any and all reserves which may be required under GAAP in connection with any claims secured by such Liens described in this Section 10.2(b);

          (c) Liens incidental to the conduct of business or the ownership of properties and assets (including Liens in connection with worker's compensation, unemployment insurance and other like laws, warehousemen's and attorneys' liens and statutory landlords' liens) and Liens to secure the performance of bids, tenders or trade contracts, or to secure statutory obligations, surety or appeal bonds or other Liens of like general nature;
     provided that (i) all of such Liens described in this Section 10.2(c) are incurred in the ordinary course of business and not in connection with the borrowing of money; and (ii) in each case, the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings;

          (d) minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which are necessary for the conduct of the activities of the
     Company or which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not materially impair their use in the operation of the business of the Company;

          (e) Liens existing as of the date of Closing and reflected in Schedule
     10.2 hereto;

          (f) Liens incurred after the date of Closing with respect to Priority
     Debt or given to secure the payment of the purchase price of fixed assets acquired or purchased in the ordinary course of business by the Company to be used in carrying on the business of

                                       13

     the Company, provided that (i) the Lien shall attach solely to the fixed assets purchased or acquired and (ii) at the time of the purchase or acquisition of such fixed assets, the aggregate amount remaining unpaid on all Debt secured by Liens on such fixed assets shall not exceed an amount equal to one hundred percent (100%) of the lesser of the total purchase price or fair market value at the time of purchase or acquisition of such fixed assets (as determined in good faith by the Board of Directors of the
     Company); and

          (g) any Lien extending, renewing or replacing any Lien permitted by the immediately preceding subparagraphs (a) through (f), inclusive, of this
     Section 10.2, provided that (i) except in the case of Priority Debt, the aggregate principal amount of Debt secured by such Lien immediately prior to such extension, renewal or replacement is not increased or the maturity thereof reduced and (ii) such Lien is not extended to any other property, except for the substitution of property of a similar nature and equal or greater value than the property securing the Lien immediately prior to such extension, renewal or replacement.

For the purposes of this Section 10.2, any Person becoming a Subsidiary after the date of this Agreement shall be deemed to have incurred all of its then outstanding Liens at the time it becomes a Subsidiary, and any Person extending, renewing or refunding any Debt secured by any Lien shall be deemed to have incurred such Lien at the time of such extension, renewal or refunding.

     Section 10.3 Merger, Consolidation, etc. The Company will not consolidate with or merge with any other Person or convey, transfer or lease substantially all of its assets in a single transaction or series of transactions to any
Person.

     Section 10.4 Sale of Assets, etc. Except as permitted under Section 10.3, but subject to the YSTM Pledge Agreements, and the Secondary Loan Documents, if
such Secondary Loan Documents have been executed and delivered in accordance with the terms of this Agreement, the Company will not make any Asset
Disposition unless the Company has paid to each Purchaser such amount as the
Purchaser may require to release the Lien encumbering the property that is the subject of the Asset Disposition.

     Section 10.5 Line of Business. The Company will not engage in any business if, as a result, the general nature of the business in which the Company, taken as a whole, would then be engaged would be materially changed from the general nature of the business in which the Company, taken as a whole, are engaged on the date of this Agreement.

     Section 10.6 Transactions with Affiliates. The Company will not enter into directly or indirectly any transaction or Material group of related transactions
(including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate
(other than the Company), except in the ordinary course and pursuant to the reasonable requirements of the Company's business and upon fair and reasonable terms no less favorable to the Company than would be obtainable in a comparable arm's-length transaction with a Person who is not an Affiliate of the Company.

                                       14

     Section 10.7 Certain Other Covenants. The Company and each of its
Subsidiaries will not, without the consent of the Required Holders, take (or agree to take) any of the following actions:

          (a) Form any Subsidiary or merge with, acquire all or substantially all of the assets or stock of, or otherwise combine with or make any investment in, or loan or advance to, any Person or form any Subsidiary.

          (b) Cancel any Debt owing to it or increase, incur, assume or permit to exist any Debt except: (i) the Notes, (ii) obligations of KES
     Acquisition or the Company existing as of the Closing and set forth on the balance sheet of KES Acquisition or the Company as of the Closing, (iii)
     deferred taxes, (iv) by endorsement of instruments or items of payment for deposit to the general account of the Purchasers, (v) for Debt incurred for the benefit of the Company if the primary obligation is permitted by this
     Agreement, and (vi) additional Debt incurred after the Closing in an aggregate outstanding amount not exceeding Ten Million Dollars
     ($10,000,000).

          (c) Enter into any lending or borrowing arrangement with any of its employees, directors, Affiliates or other Person related to the Company
     (including upstreaming and downstreaming of cash and intercompany advances and payments that are not otherwise permitted hereunder) or enter into any consulting arrangement or employment arrangement with any officer, employee or affiliate of YouthStream Media Networks, Inc.

          (d) Make any changes in any of its business objectives, purposes, or operations that could reasonably be expected to adversely affect repayment of the Notes or could reasonably be expected to have a Material Adverse
     Effect or engage in any business other than that presently engaged in.

          (e) Sell, transfer, issue, convey, assign or otherwise dispose of any of its assets or properties, including its accounts or any shares of its stock (other than, in the case of the Company, the sale of its Series B
     Preferred Stock to YouthStream Media Networks, Inc.) or engage in any sale-leaseback, synthetic lease or similar transaction; provided, however, that the foregoing shall not prohibit the sale of inventory or obsolete or unnecessary equipment in the ordinary course of its business.

          (f) Change (i) its name as it appears in official filings in the state of its incorporation or organization, (ii) its chief executive office, corporate offices, warehouses or other Collateral locations, or location of its records concerning any of the Collateral, (iii) the type of legal entity that it is, (iv) its organization identification number, if any, issued by its state of incorporation or organization, or (v) acquire from any Person or lease to any Person any real estate after the Closing without, in each instance, providing the Holders with not less than thirty
     (30) calendar days prior written notice and taking all actions deemed necessary or appropriate by the Holders to continuously protect and perfect the Holders' Liens upon the Collateral.

          (g) Make or permit any Restricted Payment, other than:

                                       15

               (i) Payment of the "Management Fee" under and as defined in the
          Management Agreement;

               (ii) so long as no Default or Event of Default has occurred and is continuing or would result from the payment thereof, payment of the
          "Management Incentive Fee" under and as defined in the Management
          Services Agreement;

               (iii) any payment or transfer of funds required pursuant to
          Sections 4.7 and 4.8 of the Securities Purchase Agreement.

          (h) Make or commit to make any individual capital expenditure in excess of Two Hundred Fifty Thousand Dollars ($250,000) in any fiscal year or One Million Dollars ($1,000,000) in the aggregate in any fiscal year for all such capital expenditures.

          (i) Amend the Company's Restated Certificate of Incorporation in any
     manner so as to adversely affect any right of the Holders to receive payment or principal or interest with respect to the Notes in a timely manner.

          (j) Amend, default under the terms of, or terminate (or permit any of its Affiliates to amend, default under the terms of, or terminate) the
     Amended and Restated Management Agreement by and between KES Acquisition and Pinnacle (the "MANAGEMENT AGREEMENT") without the prior written consent of the Required Holders; provided, however, that:

               (i) In no event shall an amendment to the Management Agreement be deemed to constitute an Event of Default under Section 11 if such amendment is not reasonably likely to have a Material Adverse Effect;
          and

               (ii) In the event that Pinnacle ceases to perform its obligations under the Management Agreement for any reason, including, without limitation, bankruptcy or other solvency related events, and as a result the Company (or its Affiliates) terminates the Management
          Agreement, no Event of Default under Section 11 shall be deemed to have occurred hereunder unless the Company (or its Affiliates) fails to enter into a new management agreement on terms reasonably satisfactory to the Required Holders with a management company that is reasonably acceptable to the Required Holders within ninety (90) days of such termination.

SECTION 11. EVENTS OF DEFAULT.

     An "EVENT OF DEFAULT" shall exist if any of the following conditions or events shall occur and be continuing:

          (a) the Company defaults in the payment of any principal on any Note for more than five (5) Business Days after the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

                                       16

          (b) the Company defaults in the payment of any interest on any Note for more than five (5) Business Days after the same becomes due and payable; or

          (c) the Company defaults in the performance of or compliance with any term contained herein or in any other Loan Document (other than those referred to in paragraphs (a) and (b) of this Section 11) and such default is not remedied within thirty (30) days after the earlier of (i) a
     Responsible Officer obtaining actual knowledge of such default or (ii) the
     Company receiving written notice of such default from any Holder of a Note
     (any such written notice to be identified as a "NOTICE OF DEFAULT" and to refer specifically to this paragraph (c) of Section 11); or

          (d) (i) the Company is in default (as principal or as guarantor or other surety) in the payment of any principal of or interest on any Debt that is outstanding in an aggregate principal amount of at least Four
     Hundred Thousand Dollars ($400,000) beyond any period of grace provided with respect thereto, or (ii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the Holder of Debt to convert such Debt into equity interests), the Company has become obligated to purchase or repay Debt before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least Four
     Hundred Thousand Dollars ($400,000); or

          (e) the Company (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii)
     makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi)
     takes corporate action for the purpose of any of the foregoing; or

          (f) a court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Company, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company, or any such petition shall be filed against the Company and such petition shall not be dismissed within ninety (90) days; or

          (g) a final judgment or judgments for the payment of money aggregating in excess of Four Hundred Thousand Dollars ($400,000) (to the extent such judgment or judgments are not covered by an insurance policy underwritten by a solvent insurer who has accepted in writing responsibility for such judgment or judgments) are rendered against one or more of the Company and which judgments are not, within sixty (60) days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within sixty (60) days after the expiration of such stay.

                                       17

SECTION 12. REMEDIES ON DEFAULT, ETC.

     Section 12.1 Acceleration.

          (a) If an Event of Default with respect to the Company described in paragraph (e) or (f) of Section 11 has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

          (b) If any Event of Default described in paragraph (a) or (b) of
     Section 11 has occurred and is continuing, any Holder or Holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

          (c) If any other Event of Default has occurred and is continuing, the
     Required Holders may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

Upon any Note's becoming due and payable under this Section 12.1, whether automatically or by declaration, such Note will forthwith mature and the entire unpaid principal amount of such Note, plus all accrued and unpaid interest thereon, shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.

     Section 12.2 Other Remedies. If any Default or Event of Default has
occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the Holder of any Note at the time outstanding may proceed (i) with any and all remedies provided for in the YTSM Pledge Agreements, and, any of the Secondary Loan
Documents, if such Secondary Loan Documents have been executed and delivered in accordance with the terms of this Agreement, and (ii) to protect and enforce the rights of such Holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

     Section 12.3 Rescission. At any time after any Notes have been declared due and payable pursuant to clause (c) of Section 12.1, the Required Holders, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and (to the extent permitted by applicable law) any overdue interest in respect of the
Notes, at the Default Rate, (b) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (c)
no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section
12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

                                       18

     Section 12.4 No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any Holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such Holder's rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any Holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the Holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such Holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys'
fees, expenses and disbursements.

SECTION 13. REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

     Section 13.1 Registration of Notes. The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each Holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more
Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and Holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any Holder of a Note promptly upon request therefor, a complete and correct copy of the names and addresses of all registered Holders of Notes.

     Section 13.2 Transfer and Exchange of Notes. Upon surrender of any Note at the principal executive office of the Company for registration of transfer or exchange (and in the case of a surrender for registration of transfer, duly endorsed or accompanied by a written instrument of transfer duly executed by the registered Holder of such Note or its attorney duly authorized in writing and accompanied by the address for notices of each transferee of such Note or part thereof), the Company shall execute and deliver, at the Company's expense
(except as provided below), one or more new Notes (as requested by the Holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such Holder may request and shall be substantially in the form of Exhibit 1. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon.
The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than One Hundred Thousand
Dollars ($100,000), provided that if necessary to enable the registration of transfer by a Holder of its entire holding of Notes, one Note may be in a denomination of less than One Hundred Thousand Dollars ($100,000). Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in
Section 6.1.

     Section 13.3 Replacement of Notes. Upon receipt by the Company of notices from a Holder evidence of the loss, theft, destruction or mutilation of any
Note, and

                                       19

          (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the Holder of such Note is, or is a nominee for, an original Purchaser or another Holder of a Note with a minimum net worth of at least Five Million Dollars ($5,000,000), such
     Person's own unsecured agreement of indemnity shall be deemed to be satisfactory); or

          (b) in the case of mutilation, upon surrender and cancellation thereof, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated
     Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

SECTION 14. PAYMENTS ON NOTES AND CERTAIN TAX MATTERS.

     Section 14.1 Payments. So long as any Purchaser or such Purchaser's nominee shall be the Holder of any Note, the Company will pay all sums becoming due on such Note for principal, and interest by the method and at the address specified for such purpose for such Purchaser on Schedule A, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such
Note for cancellation, reasonably promptly after any such request, to the
Company at its principal executive office. Prior to any sale or other disposition of any Note held by any Purchaser or such Purchaser's nominee such
Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2.

     Section 14.2 Withholding Taxes. All payments due under the Notes shall be made net of any applicable U.S. withholding taxes. Notwithstanding the immediately preceding sentence, the Company shall not withhold any U.S. taxes in respect of interest payments to a Foreign Holder (as defined below) that would otherwise be imposed under sections 1441 (relating to withholding at source in the case of non-resident aliens) or 1442 (relating to withholding at source in the case of foreign corporations) of the Internal Revenue Code of 1986, as amended (the "CODE"), provided that such interest qualifies as "portfolio interest" exempt from U.S. withholding taxes under section 871(h) of the Code in the case of a non-resident alien or under section 881(c) in the case of a foreign corporation, and provided, further that such Foreign Holder shall provide the Company with Form W-8 BEN, at such time and in such manner as shall be prescribed by the Internal Revenue Service (the "SERVICE"), certifying that such Holder is a foreign person and satisfies the requirements for the exemption from U.S. withholding taxes for "portfolio interest" under section 871(h) or
881(c) of the Code (as the case may be) with respect to the interest payable under the Notes and otherwise provides the Company with such other information and documentation in support thereof as it may reasonably request from time to time. Alternatively, if the Foreign Holder is entitled to an exemption from or reduced rate of withholding with respect to interest payable under the Notes under an applicable income tax treaty between the United States and the foreign jurisdiction in which the Foreign Holder is organized or fiscally resident, the
Company shall withhold U.S. taxes on the interest payable

                                       20

under the Notes to the Foreign Holder at such rate as is specified in such treated, provided that the Foreign Holder satisfies the requirements for the benefits under such treaty and provided, further that the Foreign Holder shall provide the Company with Form W-8BEN, at such time and in such manner as shall be prescribed by the Service, certifying that the Foreign Holder is a foreign person entitled to such treaty benefits and otherwise provides the Company with such other information and documentation in support thereof as it may reasonably request from time to time. A Foreign Holder is any person that is not a "United
States person," as defined in section 7701(a)(30) of the Code. In the case of a
United States person (as defined above) who holds the Notes, the Company shall not withhold U.S. taxes on any amounts payable under the Notes, pursuant to the
"backup" withholding provisions of section 3406 of the Code, provided that such
United States person provides, at such times and in such manner as the Service shall prescribe from time to time, a Form W-9 (or the equivalent thereof), certifying as to such United States person's name, address and Taxpayer
Identification or Social Security Number, and that such person is not subject to
"backup" withholding.

SECTION 15. EXPENSES, ETC.

     Section 15.1 Expenses. Whether or not the transactions contemplated hereby are consummated, each of the Company and each Purchaser of Notes will pay their own costs and expenses incurred in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this
Agreement or the Notes. The Company will pay: (a) the reasonable costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under any of the Loan Documents or in responding to any subpoena or other legal process or informal investigative demand issued in connection with any of the Loan Documents, or by reason of being a Holder of any Note, and (b) the costs and expenses, including financial advisors' fees, incurred in connection with the insolvency or bankruptcy of the Company or in connection with any work-out or restructuring of the transactions contemplated by any of the Loan Documents.

     Section 15.2 Termination; Survival. This Agreement shall terminate upon payment in full of all of the Notes; provided, however, that the obligations of the Company under this Section 15 will survive the payment or transfer of any
Note, the enforcement, amendment or waiver of any provision of any of the Loan
Documents, and the termination of any of the Loan Documents, including this
Agreement.

SECTION 16. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

     All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, for a period of twelve
(12) months and may be relied upon by any subsequent Holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement (including, without limitation, any of the Loan Documents) shall be deemed representations and warranties of the
Company under this Agreement. Subject to the preceding sentence, the Loan
Documents embody the entire agreement and understanding between each Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

                                       21

SECTION 17. AMENDMENT AND WAIVER.

     Section 17.1 Requirements. This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the
Company and each of the Holders.

     Section 17.2 Solicitation of Holders of Notes.

          (a) Solicitation. The Company will provide each Holder of the Notes
     (irrespective of the amount of Notes then owned by it) with reasonably sufficient information, in advance of the date a decision is required, to enable such Holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each Holder of outstanding
     Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite Holders of Notes.

          (b) Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any Holder of Notes as consideration for or as an inducement to the entering into by any Holder of Notes of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to each Holder of Notes then outstanding even if such Holder did not consent to such waiver or amendment.

     Section 17.3 Binding Effect, Etc. Any amendment or waiver consented to as provided in this Section 17 applies equally to all Holders of Notes and is binding upon them and upon each future Holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the Holder of any Note nor any delay in exercising any rights hereunder or under any Note shall operate as a waiver of any rights of any Holder of such
Note. As used herein, the term "THIS AGREEMENT" and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.

SECTION 18. NOTICES.

     All notices and communications provided for hereunder shall be in writing and sent (a) by telefacsimile if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested
(postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

               (i) if to a Purchaser or such Purchaser's nominee, to such
          Purchaser or such Purchaser's nominee at the address specified for such communications for

                                       22

          such Purchaser on Schedule A, or at such other address as such
          Purchaser or such Purchaser's nominee shall have specified to the
          Company in writing,

               (ii) if to any other Holder of any Note, to such Holder at such address as such other Holder shall have specified to the Company in writing, or

               (iii) if to the Company, to the Company at its address set forth at the beginning hereof to the attention of Chief Financial Officer, or at such other address as the Company shall have specified to the
          Holder of each Note in writing.

     Notices under this Section 18 will be deemed given only when actually received.

SECTION 19. REPRODUCTION OF DOCUMENTS.

     This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by each Purchaser at the Closing (except the
Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to each Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and such Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This
Section 19 shall not prohibit the Company or any other Holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

SECTION 20. CONFIDENTIAL INFORMATION.

     The parties hereto and the transactions contemplated herein are subject to the confidentiality provisions set forth in the Securities Purchase Agreement, the terms of which are incorporated by this reference.

SECTION 21. SUBSTITUTION OF PURCHASER.

     Each Purchaser shall have the right to substitute any one of such
Purchaser's Affiliates as the purchaser of the Notes that such Purchaser has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Purchaser's Affiliate, shall contain such Affiliate's agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, wherever the word "PURCHASER" is used in this Agreement (other than in this
Section 21), such word shall be deemed to refer to such Affiliate in lieu of such Purchaser. In the event that such Affiliate is so substituted as a purchaser hereunder and such Affiliate thereafter transfers to such Purchaser all

                                       23

of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, wherever the word "PURCHASER" is used in this Agreement (other than in this Section 21), such word shall no longer be deemed to refer to such
Affiliate, but shall refer to such Purchaser, and such Purchaser shall have all the rights of an original Holder of the Notes under this Agreement.

SECTION 22. MISCELLANEOUS.

     Section 22.1 Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent Holder of a Note) whether so expressed or not.

     Section 22.2 Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding
Business Day.

     Section 22.3 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law)
not invalidate or render unenforceable such provision in any other jurisdiction.

     Section 22.4 Certain Rights. In the event that there shall be a
"determination" (as such term is defined in section 1313(a), of the Code) that any amounts paid or distributed (or deemed paid or distributed) in respect of the Series A Preferred Stock are subject to withholding at source under either sections 1441 or 1442 of the Code, as the case may be, the Company shall be entitled to offset against the balance of any principal, interest or other payments remaining at the time of such determination to be paid in respect of the Notes held by any Foreign Holder thereof (after giving effect to any withholding taxes that are payable or are anticipated to be payable in respect of the balance of such payments due under the Notes to any Foreign Holder thereof in accordance with Section 14.2) the sum of the following: (i) the amount of any withholding taxes (plus any interest and penalties due thereon)
determined to be due and assessed under sections 1441 and 1442 of the Code in respect of amounts previously paid or distributed (or previously deemed paid or distributed) in respect of the Series A Preferred Stock to any Foreign Holder,
(ii) the amount of any additional withholding taxes due under Sections 1441 or
1442 of the Code in respect of amounts described in clause (i) which shall have been paid (or shall be deemed to have been paid) by the Company on behalf of any
Foreign Holder of the Series A Preferred Stock in respect of prior actual or deemed payments or distributions with respect to the Series A Preferred Stock, and (iii) in view of the facts and circumstances surrounding, and the terms of, any such determination, withholding taxes that are anticipated to be due with respect to actual or deemed future payments or distributions with respect to any
Foreign Holder of the Series A Preferred Stock.

     Section 22.5 Construction. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein,

                                       24

so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant.
Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

     Section 22.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

     Section 22.7 Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of Delaware excluding choice-of-law principles of the law of such
State that would require the application of the laws of a jurisdiction other than such State.

                                    * * * * *

                                       25

     The execution hereof by the Purchasers shall constitute a contract among the Company and the Purchasers for the uses and purposes hereinabove set forth.
This Agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.

                                    Very truly yours,

                                    YOUTHSTREAM ACQUISITION CORP.

                                    By: /s/ Jonathan V. Diamond
                                        ----------------------------------------
                                    Name: Jonathan V. Diamond
                                          --------------------------------------
                                    Title: Chief Executive Officer
                                           -------------------------------------

                                    YOUTHSTREAM MEDIA NETWORKS, INC.

                                    By: /s/ Jonathan V. Diamond
                                        ----------------------------------------
                                    Name: Jonathan V. Diamond
                                          --------------------------------------
                                    Title: Chief Executive Officer
                                           -------------------------------------

                                       26

                             NOTE PURCHASE AGREEMENT

                                    SIGNATURE PAGE OF PURCHASERS

                                    Accepted as of the first date written above.

                                    KES HOLDINGS, LLC

                                    By: Libra/KES Investment I, LLC
                                    Its: Manager

                                    By: /s/ Jess M. Ravich
                                        ----------------------------------------
                                    Name: Jess M. Ravich
                                    Its: Authorized Signatory

                                    ATACAMA CAPITAL HOLDINGS, LTD.

                                    By: /s/ Gwenyth Vanterpool
                                        ----------------------------------------
                                    Name: Gwenyth Vanterpool for Westlaw Limited
                                          --------------------------------------
                                    Title: Director
                                           -------------------------------------

                                       27

                                   SCHEDULE A

        NAME AND ADDRESS                                        PRINCIPAL AMOUNT
          OF PURCHASER                                           OF NOTES TO BE
                                                                    PURCHASED

KES Holdings, LLC
11766 Wilshire Blvd., Suite 870
Los Angeles, CA 90025                                                $19,000,000

PAYMENTS

All payments on or in respect of the Notes to be by bank wire transfer of
Federal or other immediately available funds (identifying each payment as 8.0%
Notes due 2015, PPN ______, principal, premium or interest) to:

     for credit to: _________________ Account Number _____________
     Re: Description of security, principal and interest split

with telephone advice of payment to the _________________________________ at
(___) ___-____, Facsimile: (___) ____-____.

NOTICES

All notices and communications to be addressed as first provided above, except notices with respect to payments, to be addressed Attention:
__________________________________.

NAME OF NOMINEE IN WHICH NOTES ARE TO BE ISSUED: NONE

TAXPAYER I.D. NUMBER: ______________

                                   Schedule A
                          (to Note Purchase Agreement)

                                   SCHEDULE A

        NAME AND ADDRESS                                        PRINCIPAL AMOUNT
          OF PURCHASER                                           OF NOTES TO BE
                                                                    PURCHASED

Atacama Capital Holdings, Ltd.
c/o HWR Services Limited
Craigmuir Chambers
P.O. Box 71
Road Town
Tortola, British Virgin Islands                                      $21,000,000

Attention: _____________________________
Fax Number: (___) ___-____

PAYMENTS

All payments on or in respect of the Notes to be by bank wire transfer of
Federal or other immediately available funds (identifying each payment as 8.0%
Notes due 2015, PPN ______, principal, premium or interest) to:

     for credit to: ___________________________
     Account #______

NOTICES

All notices of payments, on or in respect of the Notes and written confirmation of each such payment to:

Attention: _____________________________
Fax Number: (___) ___-____

All notices and communications other than those in respect to payments to be addressed as first provided above.

NAME OF NOMINEE IN WHICH NOTES ARE TO BE ISSUED:

TAXPAYER I.D. NUMBER:

                                      A-2

                                   SCHEDULE B

                                  DEFINED TERMS

     As used in the Agreement, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

     "AFFILIATE" means, at any time, and with respect to any Person, (a) any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and (b) any Person beneficially owning or holding, directly or indirectly, ten percent (10%) or more of any class of voting or equity interests of the Company or any Subsidiary or any corporation of which the
Company beneficially own or hold, in the aggregate, directly or indirectly, ten percent (10%) or more of any class of voting or equity interests. As used in this definition, "CONTROL" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a
Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an
"AFFILIATE" is a reference to an Affiliate of the Company.

     "ASSET DISPOSITION" means any Transfer by the Company except:

          (a) any

               (i) Transfer  from a Subsidiary  to the Company or a Wholly Owned
          Subsidiary;

               (ii) Transfer from the Company to a Wholly Owned Subsidiary; and

               (iii)  Transfer  from the Company to a  Subsidiary  (other than a
          Wholly Owned  Subsidiary)  or from a Subsidiary to another  Subsidiary
          (other than a Wholly  Owned  Subsidiary),  which in either case is for
          Fair Market Value, so long as immediately before and immediately after the consummation of any such Transfer and after giving effect thereto, no Default or Event of Default exists;

          (b) any Transfer made in the ordinary course of business and involving only property that is either (i) inventory held for sale or (ii) equipment, fixtures,  supplies or materials no longer required in the operation of the business of the Company or any of its Subsidiaries or that is obsolete; or

          (c) any Transfer made to a Holder of Priority Debt.

     "ASSIGNMENT" means the Assignment of Rents and Leases attached hereto as
Exhibit 2-E.

     "BRIDGE INDEBTEDNESS" means, for any period, an amount equal to the total principal and accrued interest payable by the Company as of the end of such period with respect to each and all of the following: (i) Subordinated
Promissory Note dated March 29, 2004 in the amount of Three Hundred Thousand
Dollars ($300,000) in favor of Ravich Revocable Trust of 1989, (ii)

                                   Schedule B
                          (to Note Purchase Agreement)

Subordinated Promissory Note dated March 29, 2004 in the amount of Seven Hundred
Thousand ($700,000) in favor of Atacama Capital Holdings, Ltd., (iii)
Subordinated Promissory Note dated May 19, 2004 in the amount of Two Million
Four Hundred Fifty Thousand Dollars ($2,450,000) in favor of Atacama Capital
Holdings, Ltd., (iv) Subordinated Promissory Note dated May 19, 2004 in the amount of One Million Fifty Thousand Dollars ($1,050,000) in favor of Ravich
Revocable Trust of 1989, (v) Subordinated Promissory Note dated August 26, 2004 in the amount of One Million Seven Hundred Fifty Thousand Dollars ($1,750,000)
in favor of Atacama Capital Holdings, Ltd., (vi) Subordinated Promissory Note
dated August 26, 2004 in the amount of Four Hundred Fifty Thousand Dollars
($450,000) in favor of Libra Securities Holdings, LLC., and (vii) Subordinated
Promissory Note dated August 26, 2004 in the amount of Three Hundred Thousand
Dollars ($300,000) in favor of Ravich Revocable Trust of 1989.

     "BUSINESS DAY" means any day other than a Saturday, a Sunday or a day on which commercial banks in New York City, New York are required or authorized to be closed.

     "CAPITAL LEASE" means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.

     "CHANGE IN CONTROL" means the failure of YouthStream Media Networks, Inc., a Delaware corporation, to own and control (directly or indirectly) (A) prior to an IPO, greater than fifty percent (50%) (in the aggregate) of the Company's shares of voting stock outstanding, or (B) on or after the consummation of an
IPO, at least ten percent (10%) (in the aggregate) of the Company's shares of voting stock outstanding.

     "CLOSING" is defined in Section 3.

     "COMPANY" means YouthStream Acquisition Corp., a Delaware corporation;
provided, however, that for purposes of Sections 7, 9, 10 and 11, the term
"Company" shall be deemed to include YouthStream Acquisition Corp., KES
Acquisition Company, LLC and Atacama KES Holdings Corporation.

     "CONTROL EVENT" or "CONTROL EVENT" means:

               (i) the execution by the Company or Affiliates of any agreement or letter of intent with respect to any proposed transaction or event or series of transactions or events which, individually or in the aggregate, may reasonably be expected to result in a Change in
          Control,

               (ii) the execution of any written agreement which, when fully performed by the parties thereto, would result in a Change in Control,
          or

               (iii) the making of any written offer by any person (as such term is used in section 13(d) and section 14(d)(2) of the Exchange Act as in effect on the date of the Closing) or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act as in effect on the date of the Closing) to the Holders of the common stock of the Company, which offer, if accepted by the requisite number of Holders, would result in a Change in Control.

                                       B-2

     "DEBT" with respect to any Person means, at any time, without duplication,

          (a) its liabilities for borrowed money;

          (b) its liabilities determined in accordance with GAAP for the deferred purchase price of property acquired by such Person (excluding any part of such deferred purchase price payable in equity interest of such
     Person and excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);

          (c) all liabilities appearing on its balance sheet in accordance with
     GAAP in respect of Capital Leases;

          (d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);

          (e) all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);

          (f) any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (e) hereof; and

          (g) any liabilities of a type described in any of clauses (a) through
     (f) hereof of such Person resulting from such Person being a general partner or member of a joint venture, whether by provision of applicable law, contract or otherwise.

     Debt of any Person shall include all obligations of such Person of the character described in clauses (a) through (g) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.

     "DEFAULT" means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

     "DEFAULT RATE" means twelve percent (12%).

     "EBITDA" has the meaning set forth in Section 9.6.

     "ENVIRONMENTAL LAWS" means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

     "EVENT OF DEFAULT" is defined in Section 11.

                                       B-3

     "EXCHANGE ACT" means the Securities Exchange Act of 1934.

     "FAIR MARKET VALUE" means, at any time and with respect to any property, the sale value of such property that would be realized in an arm's-length sale at such time between an informed and willing buyer and an informed and willing seller (neither being under a compulsion to buy or sell).

     "FREE CASH" shall have the meaning ascribed to such term in the Securities
Purchase Agreement by and among the Company, KES Holdings, LLC, Atacama Capital
Holdings, Ltd., YouthStream Media Networks, Inc. and YouthStream Acquisition
Corp. dated as of the date of this Agreement.

     "GECC" is defined in Section 1.

     "GAAP" means generally accepted accounting principles as in effect from time to time in the United States of America.

     "GOVERNMENTAL AUTHORITY" means:

          (a) the government of the United States of America or any State or other political subdivision thereof, or

          (b) any jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

          (c) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

     "GUARANTY" means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any
Debt, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

          (a) to purchase such Debt or obligation or any property constituting security therefor;

          (b) to advance or supply funds (i) for the purchase or payment of such
     Debt or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other
     Person or otherwise to advance or make available funds for the purchase or payment of such Debt or obligation;

          (c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such Debt or obligation of the ability of any other Person to make payment of the Debt or obligation; or

                                       B-4

          (d) otherwise to assure the owner of such Debt or obligation against loss in respect thereof.

     In any computation of the Debt or other liabilities of the obligor under any Guaranty, the Debt or other obligations that are the subject of such
Guaranty shall be assumed to be direct obligations of such obligor.

     "HOLDER" means, with respect to any Note, the Person in whose name such
Note is registered in the register maintained by the Company pursuant to Section
13.1.

     "IPO" means the initial public offering by the Company of its voting shares of common stock.

     "LIEN" means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

     "LONG TERM DEBT" shall mean any obligation of the Company or its
Subsidiaries with a maturity of greater than one year; provided, however, that the parties agree that all debt to GECC and IDB Leasing, Inc. and all debt with respect to the Bridge Notes shall be considered Long-Term Debt; provided, further, that the Priority Debt shall not include the Notes.

     "MATERIAL" means material in relation to the business, operations, affairs, financial condition, assets, properties or prospects of the Company taken as a whole.

     "MATERIAL ADVERSE EFFECT" means a material adverse effect on (a) the business, prospects, operations, affairs, financial condition, assets or properties of a Purchaser or the Company, as the case may be, taken as a whole, or (b) the ability of the Company to perform its obligations under this
Agreement and the Notes, or (c) the validity or enforceability of this Agreement or the Notes.

     "MORTGAGE" means the Fee Mortgage, Assignment of Rents and Leases, Security
Agreement and Fixture Filing attached hereto as Exhibit 2-D.

     "NOTES" is defined in Section 1.

     "OFFICER'S CERTIFICATE" means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

     "PERSON" means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.

     "PLEDGE AGREEMENTS" mean the Pledge Agreements attached hereto as Exhibits
2-B and 2-C.

                                       B-5

     "PRIORITY DEBT" means, without duplication, the sum of all Long-Term Debt of the Company or any Subsidiaries, on a consolidated basis.

     "PROPERTY" or "PROPERTIES" means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

     "REQUIRED HOLDERS" means, at any time, the Holders of at least a majority in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

     "RESPONSIBLE OFFICER" means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

     "RESTRICTED PAYMENT" means (i) the declaration or payment of any dividend or the incurrence of any liability to make any other payment or distribution of cash or other property or assets on or in respect of a Person's capital stock;
(ii) any payment or distribution made in respect of any subordinated indebtedness in violation of any subordination or other agreement made in favor of the Holders; (iii) any payment on account of the purchase, redemption, defeasance or other retirement of a Person's capital stock or indebtedness or any other payment or distribution made in respect of any thereof, either directly or indirectly; provided, however, that Restricted Payment does not include the following: (a) any obligation to any Holder arising under this
Agreement, (b) any payment in respect of indebtedness of KES Acquisition in effect as of the Closing, or (c) any payment in respect of cumulative dividends or redemption payments to holders of Series A Preferred Stock under the
Company's Restated Certificate of Incorporation in effect as of the Closing.

     "REVOLVER" has the meaning set forth in Section 9.7.

     "SECURITIES ACT" means the Securities Act of 1933.

     "SECURITY" has the meaning set forth in Section 2(1) of the Securities Act of 1933.

     "SECURITY AGREEMENT" means the Security Agreement attached hereto as
Exhibit 2-A.

     "SENIOR FINANCIAL OFFICER" means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

     "SUBSIDIARY" means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such
Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its
Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its
Subsidiaries). Unless the context otherwise clearly requires, any reference to a
"SUBSIDIARY" is a reference to a Subsidiary of the Company.

                                       B-6

     "TRANSFER" means, with respect to any Person, any transaction in which such
Person sells, conveys, transfers or leases (as lessor) any material property or asset, including, without limitation, stock of a Subsidiary.

     "YOUTHSTREAM MEDIA NETWORKS, INC." means YouthStream Media Networks, Inc., a Delaware corporation.

     "YSTM PLEDGE AGREEMENTS" mean the YouthStream Media Networks, Inc. Pledge
Agreements attached hereto as Exhibits 2-1 and 2-2.

                                       B-7